Exhibit 10.19

                           EMPLOYMENT AGREEMENT

     This Agreement is made the lst day of October, 1995, by and among JOHN A DORMAN, who currently resides at 44 Fairmount Road, Ridgewood, New Jersey 07450 (hereinafter referred to as "Dorman"), BROAD NATIONAL BANK, a national banking association organized under Acts of Congress, with its principal office located at 905 Broad Street in the City of Newark, County of Essex and State of New Jersey (hereinafter referred to as the "Bank"), and BROAD NATIONAL BANCORPORATION, the holding company for the Bank, a corporation organized under the laws of the State of New Jersey, with its principal office located at 905 Broad Street in the City of Newark, County of Essex and State of New Jersey (hereinafter referred to as the "Bancorp"). The Bank and Bancorp are sometimes referred to herein collectively as the "Corporations". In any instance where reference is made to both the Bank and Bancorp or the Corporations, unless the context clearly requires otherwise, conditions, practices or actions referred to shall be identical or joint.

                           W I T N E S S E T H:

     WHEREAS, Dorman has since April 9, 1992 been employed as President and Chief Operating Officer of the Bank and of Bancorp; and

     WHEREAS, the Boards of Directors of the Corporations believe that the continued leadership and productivity of Dorman will be extremely beneficial and will significantly contribute to the growth and financial security of the corporations; and

     WHEREAS, the Corporations wish to assure themselves of the services of Dorman as a employee, officer and, if elected, director of the Corporations for the period provided in this

Agreement, and Dorman had agreed to serve in the employ of the Corporations on a full-time basis in such capacities on the terms and conditions hereinafter set forth; and

     WHEREAS, the Boards of Directors of the Corporation have determined that the best interests of the Corporations would be served by providing Dorman with protection and special benefits following any change of control of the Corporations;

     NOW, THEREFORE, for and in consideration of the employment of Dorman with the Corporations, the compensation to be paid and the other benefits to be provided to Dorman by the Corporations for his services and the mutual covenants set forth in the Agreement, the parties hereto hereby agree as follows:

1.   EMPLOYMENT

     1.1 The Corporation agrees to the continued employment of Dorman, and Dorman agrees to continue to be employed by the Corporations for the period stated in Section 2.1 hereof and upon the other terms and conditions herein provided.

     1.2 If Dorman is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank or Bancorp, or both of them, by a notice served under section 1818(e)(3) or section 1818(g)(1) of the Federal Deposit Insurance Act(12 U.S.C. 1818(e)(3), or 1818(g)(1), all obligations of the Corporations under this Agreement shall be suspended as of the date of service of the notice, unless stayed by appropriate proceedings. If the charges specified in the notice are dismissed, Dorman shall be reinstated in his employment with the Corporations and the Corporations may in their discretion (i) pay Dorman all or part of the compensation withheld while their obligations under this Agreement were suspended, and/or (ii) reinstate (in whole or in part) any of their obligations which were suspended.

     1.3 If Dorman is removed and/or permanently prohibited from participating in the conduct of the affairs of the Bank or Bancorp, or both of them, by an order issued under section 8(e)(4) or section (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or 1818(g)(1), all obligations of the Corporations under this Agreement shall terminate as of the effective date of the order, and Dorman shall not have the right to receive compensation or any of the other benefits provided for hereunder, unless and then only to the extent required by law, for any period after such removal or prohibition.

     1.4 If the Bank is in default (as defined in section 1813(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x)(1), all obligations of Corporations under this Agreement shall terminate as of the date of default, but this section shall not affect any vested rights of the parties.

     1.5 All obligations of the Corporation under this Agreement shell be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at any time the FDIC enters into an agreement to provide assistance to or on behalf of the3 Bank under the authority of section 1823(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823(C)), or (ii) by the FDIC at any time the FDIC approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by FDIC to be in an unsafe or unsound condition, but, in any of the above-described events, the vested rights of Dorman shall not be affected.

     1.6 In the event of receipt of any notice or order, a default, an agreement to provide assistance, or an approval of the supervisory merger as such are described in Sections 1.2, 1.3, 1.4 or 1.5 hereof, the suspension or termination of the obligations of the Corporations hereunder shall be automatic and shall not be conditioned upon any further action by the Corporations or delivery of notice to Dorman and shall be deemed a suspension or termination of employment jointly and severally by the Bank, Bancorp and the regulatory body providing or delivering such document; provided, however, that such suspension or termination shall not prejudice Dorman's vested rights under this Agreement.

2.   TERMS, POSITION AND RESPONSIBILITIES

     2.1 Term of Employment. The period of Dorman's employment under this Agreement with the Bank and with Bancorp, respectively, shall commence as of October 1, 1995 and shall continue for a period of fifteen (15) full calendar months thereafter and any extension thereafter, unless this Agreement is earlier terminated in accordance with the terms hereof (the "Employment Period"). Notwithstanding the foregoing, if at any time during the Employment Period the shareholders of Bancorp vote either (i) to approve an agreement to merge or consolidate Bancorp or the Bank with or into another corporation or
(ii) to sell or otherwise dispose of all or substantially all of its or their assets, in either case, in a transaction in which a majority of the outstanding stock of the surviving or acquiring corporation following such merger, consolidation or sale of assets shall not be held by persons who held a majority of the outstanding shares of Bancorp immediately prior to such transaction the period of Dorman's employment shall automatically be extended without further action by the respective parties for an additional twenty-four
(24) calendar months. In such event, the Employment Period of this Agreement shall for all purposes hereunder be deemed to include the foregoing twenty-four (24) calendar month extension.

     2.2 Duties During Employment. During the Employment Period, Dorman shall serve as the President and Chief Operating Officer of Broad National Bank and of Broad National Bancorporation, and shall have the customary duties and responsibilities of each such office. The employment of Dorman in such foregoing capacities is a material condition of this Agreement for purposes of
Section 4.1C. In addition, during the Employment Period, if elected, Dorman shall also serve, without any additional compensation or fees, as a member of the Boards of Directors and as a member of the Executive Committees of the Corporations.

3.   COMPENSATION AND REIMBURSEMENT OF EXPENSES

     3.1  Compensation - Base Salary.

          A. The compensation specified under this Agreement shall constitute the salary and benefits paid Dorman for his services as described in Section 2.2 by the Bank and Bancorp. The Corporations shall pay Dorman as compensation an annual salary ("Base Salary") at the combined rate of the One Hundred Fifty Seven Thousand Five Hundred Dollars ($157,500) for the remainder of the calendar year 1995. During the period of this Agreement it is understood and agreed that Dorman's Base Salary shall be reviewed by the Board of Directors of the Corporation or the Bank or a committee or committees thereof at least annually. The first such review shall be made no later than December 31, 1995. The Board of Directors of the Corporation or the Bank or the committee or committees thereof may, in their sole discretion, increase the Base Salary to be paid to Dorman from time to time, to reflect Dorman's performance and to maintain a compensation level comparable to that of similarly situated executives in the financial institutions industry, but the Base Salary may not be decreased below the Base Salary specified above in this paragraph A without the written consent of Dorman.

          B. From time to time, the Boards of Directors of the Corporations shall apportion between the Bank and Bancorp the amounts payable hereunder without affecting Dorman's rights hereunder. Such apportionment shall be made (i) on the basis of the judgment of such Boards of Directors as to Dorman's relative responsibilities and contributions with respect to the Bank and Bancorp, and (ii) on the basis of such other factors as such Boards of Directors may deem appropriate.

     3.2 Participation in Bonus Plan. Dorman shall be entitled to participate in such bonus or other incentive compensation plan(s) as currently is or may hereafter be established by the Corporations for their respective executive officers during the Employment Period. Any such bonus shall be payable in the manner specified by the appropriate Board of Directors, or committee of such Board of Directors, at the time such bonus is awarded.

     3.3  Participation in Benefit Plans.  The payments provided for in
Section 3, 5 and 6 hereof, except where specifically provided otherwise, are in addition to any other benefits to which Dorman may be, or may become, entitled under any group hospitalization, health, dental care, or sick-leave plan, life or other insurance or death benefit plan, travel or accident insurance, retirement income or pension plan or program of the Corporations, or other present or future group employee benefit plan or program of the Bank or Bancorp, for which their executive officers are or shall become eligible to receive during the Employment Period, and during any subsequent period for which Dorman shall be entitled to receive payments from the Corporations under sections 5 and 6 to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Dorman shall contribute such amounts towards such benefits as are required of all employees so long as he receives such benefits. Nothing contained in this Agreement shall prevent the Boards of Directors of the Corporations from amending or otherwise altering any such plan, program or arrangement so long as such amendment or alteration equitably affects all executive officers of the Bank or Bancorp.

     3.4 Additional Benefits. The Corporations recognize that it is essential to the performance by Dorman of his duties and responsibilities that the Corporations, at their cost, provide him with the use of certain facilities and that the Corporations incur certain expenses during the Employment Period, as follows:

          A. An office commensurate with his position, and a secretary, as he requires.

          B. The nonexclusive use of a late model Buick or Oldsmobile or comparable car which shall be used by other personnel of the Corporations when not used by Dorman.

          C. Payment of or reimbursement to Dorman, in accordance with such policies and procedures as the respective Boards of Directors of the Bank or the Corporation may establish from time to time, for all reasonable travel, entertainment, country club dues and other expenses incurred by Dorman in the performance of his obligations under this Agreement; except that country club dues shall not be paid for Dorman unless there is a change in control as defined herein or as otherwise specified by the Board.

          D. Dorman shall be entitled to four (4) weeks paid vacation per calendar year, or such longer period as the Corporations may from time to time determine (prorated in any calendar year in such longer period during which Dorman is employed hereunder for less than such entire year or longer period).

          E. Participation in the Bank's Split Dollar Life Insurance Plan with coverage of $500,000.

4.   TERMINATION OF EMPLOYMENT

     4.1 Termination of employment. Dorman's employment under this Agreement may be terminated by the Corporation or Dorman as follows:

          A. Disability. If, as a result of Dorman's incapacity due to physical or mental illness or injury, Dorman shall have been absent from his duties with the Corporation(s) on a full time basis or he is unable to substantially perform the services required for his employment for a period of six (6) consecutive months, or shorter periods aggregating one hundred eighty
(180) days within any consecutive twelve (12) month period, and within thirty
(30) days after written notice of potential termination is given by either the Bank or Bancorp he shall not have returned to the full-time performance of his duties within such notice period, then Dorman's employment under this Agreement will terminate for "Disability".

          B. Death. If Dorman dies while employed under this Agreement, his employment with the Corporations under this Agreement will terminate as of the date of his death ("Date of Death").

          C. Termination By Dorman. Dorman shall be entitled to terminate his employment with the Corporation (i) if the Corporation defaults or otherwise commits a breach of a material term or condition of this Agreement, or (ii) for "Good Reason" as defined below or (iii) upon the occurrence of a "Change of Control".

               For purposes of this Agreement "Good Reason" shall mean any of the following:

               1. The assignment to Dorman of any duties inconsistent with, or the reduction of powers or functions associated with Dorman's position, title, duties, responsibilities and status with the Corporation as set forth herein, or as later agreed upon by Dorman and the Corporation;

               2. Any removal of Dorman from, or any failure to re-elect Dorman to, any position(s) or office(s) Dorman held immediately prior to such action;

               3. A reduction by the Corporation in Dorman's annual base Compensation;

               4. The Corporation's transfer of Dorman to another geographic location from his present office location, except for required travel on the Corporation's business to an extent substantially consistent with Dorman's business travel obligations immediately prior to the date hereof;

               5. The failure by the Corporation to continue in effect any employee benefit plan, program or arrangement (including, without limitation the Corporation's retirement plan, benefit equalization plan, life insurance plan, health and accident plan, disability plan, deferred compensation plan or long term stock incentive plan) in which Dorman is participating immediately prior to the date hereof (except that the Corporation may institute or continue plans, programs or arrangements providing Dorman with substantially similar benefits); the taking of any action by the Corporation which would adversely affect Dorman's participation in or materially reduce Dorman's benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Dorman, of any material fringe benefit enjoyed by Dorman immediately prior to the date hereof;

               6. Any purported termination of Dorman's employment by the Corporation during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, for purposes of this Agreement, no such purported termination shall be effective.

               For purposes of this Agreement, a "Change in Control" shall mean and shall be deemed to have occurred, if at any time during the Employment Period, directly or indirectly, in one or a series of transactions.

               1. any person or group (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (15 U.S.C. 78m(d) and 15 U.S.C. 78(d)) or under the rules or regulations of the Federal Home Loan Bank Board or of the Federal Deposit Insurance Corporations) as in effect on the date hereof other than Bancorp or Donald Karp has acquired:

                    a)   more than twenty (20%) percent of the
outstanding common stock of the Bank or Bancorp, or equivalent in voting power of any class or classes of outstanding securities of the Bank or Bancorp ordinarily entitled to vote in elections of directors;

                    b) irrevocable proxies representing more than twenty (20%) percent of any class of voting stock of the Bank or Bancorp;

                    c) any combination of voting stock and irrevocable proxies representing more than twenty (20%) percent of any class of voting stock of the Bank or Bancorp.

                    d) the ability to control in any manner the election of a majority of the directors of the Bank or Bancorp;

               2. The Karp/Lesnik family sells or otherwise disposes of fifty (50%) percent or more of the voting securities of the Bank or Bancorp owned by such family as of the date Dorman first became employed by the Corporations to a nonfamily member or members.

               3. Any merger or consolidation of the Bank or Bancorp into or with another entity has occurred and the holders of a majority of the voting stock of the surviving entity shall not have been shareholders of Bancorp immediately prior to such transaction; or

               4. Any transfer or sale of all or substantially all of the assets of the Bank or Bancorp has occurred.

          D. Termination by Corporations. Notwithstanding any other provisions of this Agreement, the Corporation shall be entitled to terminate Dorman's employment with or without "cause". For purposes of this Agreement, "cause" shall mean (i) willful and continued failure by Dorman to perform his duties for the Corporation under this Agreement (as it may be modified or supplemented in the event of a Change-in-Control) after at least one warning in writing from the Corporation's Board of Directors identifying specifically any such failure; (ii) the willful engaging by Dorman in misconduct which causes material injury to the Corporation as specified in a written notice to Dorman from the Board of Directors; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of Dorman shall be considered willful unless done, or omitted to be done, by Dorman not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation.

          4.2 Notice of Termination. Any purported termination by the Corporations or by Dorman in accordance with Section 4.1, (excluding Section 4.1B) shall be communicated by written Notice of Termination to the other party or parties hereto in accordance with this Section 4.2. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Dorman's employment under the provision so indicated.

          4.3  Date of Termination, etc.  "Date of Termination" shall mean
(a) if Dorman's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full time basis during such 30-day period), and (b) if his employment is terminated for any other reason, the date specified in the Notice of Termination; provided that if within thirty (30) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the earlier of:
(I) the date upon which the dispute is finally determined by mutual agreement of the parties or by a binding arbitration award entered in accordance with
Section 9 hereof; or, (ii) the expiration of the Employment Period then existing under this Agreement; provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable dispatch and diligence. Notwithstanding the pendency of such dispute, the Corporations will continue to pay Dorman his full compensation in effect when the notice giving rise to dispute was given (including, but not limited to, base salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given as though termination had not occurred, until the dispute is finally resolved in accordance with this Section at which time the parties shall adjust for any overpayment or underpayment made. Amounts paid under this Section are in addition to the other amounts due under this Agreement and unless specifically provided otherwise shall not be offset against to reduce any other amounts due under this Agreement.

5.   TERMINATION BENEFITS

     5.1 Disability Termination Benefits. Upon the termination of Dorman's employment with the Corporations as a result of "Disability" pursuant to
Section 4.1A, the Corporations shall pay to Dorman a monthly disability benefit equal to one hundred (100%) percent of his Base Salary, at the rate in effect on the "Date of Termination", for a period of one year from and after said date; provided, however, that any amounts payable under this Section 5.1 shall be reduced by any amounts paid to Dorman under any other disability program or policy (other than Social Security) maintained by the Bank or Bancorp. If the amount of such disability insurance payments exceed the amount otherwise payable under this Section 5.1, Dorman may retain the entire amount of such disability insurance payments inclusive of the excess, if any. Such payments shall be made by the Corporations to Dorman, or in the event of his subsequent death, to his beneficiary or beneficiaries, or his estate, as the case may be, in accordance with the customary payroll practices of the Corporations.

     During the period Dorman is entitled to receive payments from the Corporations under this Section 5.1, the Corporations shall maintain or cause to be maintained life and health insurance benefits for Dorman at least equivalent to those he had at the Date of Termination with any amendments and/or alterations subsequently made equitably to all executive officers of the Bank and/or Bancorp. During the period Dorman is entitled to receive payments from the Corporations under this Section 5.1 he shall not be considered an "employee" of the Corporations except as respects any requirements specifically imposed by law or as may otherwise be required to continue any insurance benefits provided for this Section 5.1.

     5.2 Benefits Payable Upon Death. Within thirty (30) days after the Date of Death, the Corporations shall pay to Dorman's beneficiary or beneficiaries or his estate, as the case may be, a lump sum benefit equal to three (3) times the monthly rate of Dorman's Base Salary as in effect on the Date of Death.

     5.3 Benefits Payable Upon Termination by Dorman. In the event that Dorman terminates his employment with the Corporations under Section 4.1 of this Agreement, the Corporations shall pay to Dorman within thirty (30) days of such termination as severance a lump sum equal to the aggregate amount of the future Base Salary, at the monthly rate then in effect, Dorman would have received if he continued in the employ of the Corporations for the remainder of the Employment Period then existing under this Agreement plus, if the Employment Period shall not have been already extended pursuant to the terms of Section 2.1 by reason of a vote of shareholders, an additional twenty-four
(24) months and the incentive bonuses to which he would have otherwise been entitled during such period of time, based on the average incentive bonus received by him during the then two most recent fiscal years of the Corporations; provided, however, that if the Bank, Bancorp or such entity as survives the Change of Control shall offer to assume the obligations of the Corporations under this Agreement, and to extend this Agreement, if necessary, to cause the remaining term to equal at least twenty-four (24) months; and in connection therewith shall offer Dorman a position which in Dorman's reasonable judgment is of equal or greater responsibility, importance or scope than described in Section 2.2 above, or if Dorman shall enter into a new Employment Agreement with the Bank, Bancorp or such entity as survives the Change of Control, then in such event, the Corporations shall have no obligation to, and Dorman shall not be entitled to, receive any of the foregoing benefits or the benefits provided under Section 6 hereof.

          5.4 Termination by the Corporations for Cause. If Dorman's employment under this Agreement is terminated by either the Bank or Bancorp for "cause" (as defined in Section 4.1D), or if Dorman voluntarily resigns his employment other than pursuant to Section 4.1C, the Corporations shall pay to Dorman his Base Salary as then in effect that has accrued to the Date of Termination. Unless otherwise determined by the Boards of Directors of the Corporations, Dorman shall have no right to receive compensation or other benefits under this Agreement after such a termination for "cause" or following a voluntary resignation.

          5.5 Termination by the Corporations for Other than Cause. If during the Employment Period the Bank or Bancorp or both of them terminate Dorman's employment other than for "cause" (as defined in Section 4.1D) or other than for the reasons specified in Sections 1.3, 1.4, 1.5 and 1.6 of this Agreement, then in such event the Corporations shall pay Dorman, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance a lump sum equal to the aggregate amount of the future Base Salary payments Dorman would have received if he continued in the employ of the Corporations for the remainder of the then existing Employment Period of this Agreement plus twenty-four (24) months at the highest rate of Base Salary and bonus paid to Dorman at any time under this Agreement or within two years prior to the date hereof. Dorman shall not be required to mitigate damages by seeking other employment and payments required to be made hereunder shall not be reduced by any other income which Dorman may receive or by any setoffs or claims which may exist against Dorman for any reason whatsoever.

          5.6  Certain Reduction of Payments by the Corporations.

               A. Anything in this Agreement to the contrary notwithstanding, prior to the payment of any lump sum amount payable hereunder, the certified public accountants of the Corporations immediately prior to a Change of Control (the "Certified Public Accountants) shall determine as promptly as practical and in any event within 20 business days following the termination of employment of Dorman whether any payment or distribution by the Corporations to or for the benefit of Dorman (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would more likely than not be nondeductible by the Corporations for Federal income purposes because of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and if it is then the aggregate present value of amounts payable or distributable to or for the benefit of Dorman pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the "Reduced Amount" For purposes of this paragraph, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Corporations because of said Section 280G of the Code.

               B. If under paragraph A. of this section the Certified Public Accountants determine that any Payment would more likely than not be nondeductible by the

Corporations because of Section 280G of the Code, the Corporations shall promptly give Dorman notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and Dorman may then elect, in his sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and shall advise the Corporations in writing of his election within 20 business days of his receipt of notice. If no such election is made by Dorman within such 20-day period, the Corporations may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify Dorman promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon the Corporations and Dorman and shall be made within 20 business days of a termination of employment of Dorman. With the consent of Dorman, the Corporations may suspend part or all of the lump sum payment due Dorman hereunder until the Certified Public Accountants finish the determination and Dorman (or the Corporations, as the case may be) elect how to reduce the Agreement Payments, if necessary. As promptly as practicable following such determination and the elections hereunder, the Corporations shall pay to or distribute to or for the benefit of Dorman such amounts as are then due to Dorman under this Agreement and shall promptly pay to or distribute for the benefit of Dorman in the future such amounts as become due to Dorman under this Agreement.

               C.   As a result of the uncertainty in the application of
Section 280G of the Code, it is possible that Agreement Payments may have been made by the Corporations which should not have been made ("Overpayment") or that additional Agreement Payments which will have not been made by the Corporations could have been made ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporations or Dorman which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Dorman which Dorman shall repay to the Corporations together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(B) of the Code; provided, however, that no amount shall be payable by Dorman to the Corporations to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporations to or for the benefit of Dorman together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(B) of the Code.

6.   OTHER TERMINATION BENEFITS

     6.1 Insurance. If Dorman's employment with the Corporations shall be terminated either by Dorman pursuant to the provisions of Section 4.1C or by the Corporations or either of them without "cause", the Corporations will continue or cause to be continued the life and health insurance coverage substantially identical to the coverage maintained by the Corporations for Dorman prior to his severance. Dorman shall contribute such amounts towards such benefits as are required of all employees of the Corporations so long as he receives such benefits.

     6.2 Special Retirement Benefits. If Dorman's employment with the Corporations shall be terminated either by Dorman pursuant to the provisions of Section 4.1C or by the Corporations or either of them without "cause", Dorman shall be entitled to receive "Special Retirement Benefits" from the Corporations so that the total retirement benefits Dorman receives from the Corporations will approximate the total retirement benefits Dorman would have received under all qualified retirement plans (which shall not include severance plans) of the Corporations in which Dorman participates were Dorman fully vested under such qualified retirement plans as if Dorman had continued in the employ of the Corporations for at least sixty (60) consecutive months in the absence of early termination or until his retirement. The benefits specified in this Section 6.2 will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement.
The amount payable to Dorman or his beneficiary(s) under this Section 6.2 shall equal the excess of (1) the benefits that would be paid to Dorman or his beneficiaries, under all retirement plans of the Corporations in which Dorman participates if Dorman were fully vested under such plans or (2) the benefits that are payable to Dorman or his beneficiaries under all retirement plans of the Corporations in which Dorman participates. These Special Retirement Benefits are provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporations. These Special Retirement Benefits shall be payable at the times and in the manner provided in the applicable retirement plans to which they relate.

     6.3 Split Dollar Insurance. If pursuant to Section 4.1C Dorman's employment with the Corporations following a "Change of Control" shall terminate, the Corporations shall continue to pay the premium for and maintain the Broad National Bank Split Dollar Life Insurance for and on behalf of Dorman with coverage of $500,000 until such time as said policy is fully paid.

     6.4 Use of Vehicle. If pursuant to Section 4.IC Dorman shall terminate his employment with the Corporations following a "Change of Control", the Corporations shall at their option provide Dorman with the use of the late model car specified in Section 3.4B for a period of twenty-four
(24) months following the Date of Termination or the reasonable value corresponding to such usage; provided, however, that notwithstanding the foregoing Dorman may in lieu thereof elect to purchase said vehicle at its then present value by providing the Corporations with written notice of such election.

     6.5 Payments Upon Termination. Termination of this Agreement on any grounds whatsoever will not affect the obligations of the parties to make payment of any sums that have accrued but remain unpaid at effective date of such termination.

7.   SOURCE OF FUNDS

     Except for those benefits payable directly from the qualified retirement or pension plan of the Corporations or either of them, all payments and benefits provided in Sections 3, 5 or 6 shall be paid to Dorman or paid for on behalf of Dorman from the general funds of the Corporations and no special or separate funds shall be established and no other segregation of assets shall be made to assure payment. Dorman shall have no right, title or interest whatsoever in or to any investments which the Corporations may make to aid them in meeting their obligations hereunder.

8.   FEDERAL INCOME TAX WITHHOLDING

     The Corporations may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

9.   ARBITRATION

     In the event that any claim, controversy, issue or other dispute arises under this Agreement, the breach thereof, the termination of Dorman's employment by the Corporations under Section 4 of this Agreement, including any claim based in whole or in part on federal or state constitutions, statutes or regulations, local ordinances, the common law or public policy, including, but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act of
1988, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Civil Rights Act of 1971; the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Assistance Act of 1974, or the amount of any payments under Sections 5 or 6, if the claim, controversy, issue or dispute is not settled by agreement among the parties, the dispute shall be settled by a single arbitration in the State of New Jersey, under the auspices of, and in accordance with the applicable rules of, the American Arbitration Association then in effect, and the decision of the arbitrator shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be in writing and shall specify the factual and legal basis for the award.
Dorman shall be entitled to reimbursement by the Corporations for all reasonable, legal and other professional fees and expenses incurred by him in such arbitration or in enforcing the award, including the reasonable attorneys' fees. The parties agree that resolution of any such claim, controversy, issue or other dispute pursuant to the foregoing arbitration proceeding is intended to be final and binding on them and any award rendered by such arbitration shall constitute a complete, final and binding adjudication of any and all legal or factual issues pertaining to or arising out of the matter that gave rise to the controversy or dispute.
The provisions of this Article 9 shall survive the termination of this Agreement for any reason whatsoever.

10.  CONSOLIDATION, MERGER OR SALE OF ASSETS

     Nothing in this Agreement shall preclude the Corporations or either of them from consolidating or merging into or with, or transferring all or substantially all of their assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Corporations hereunder.

11.  POST-TERMINATION COVENANTS

     11.1 Covenant Not to Compete. Dorman covenants and agrees that, in consideration of the amounts to be paid and benefits to be provided to Dorman hereunder, for a period of twelve (12) months following the termination of his employment with the Corporations pursuant to Section 4.1A, 4.1C or Section 4.1D, Dorman shall not be employed as an executive officer of, shall not control, manage or otherwise participate in the management of, any other financial institution having its principal headquarters and/or executive offices in the County of Essex, State of New Jersey, or of a company that owns or controls a majority of the voting securities of any such financial institution. The term "financial institution" shall mean and include any bank, savings bank, savings and loan association or credit union.

     11.2 In the event of a Change of Control, either before or after a Date of Termination, Article 11 shall in its entirety become legally inoperative and Dorman will no longer be bound by any of the covenants contained therein.

     11.3 Solicitation of Employees. Dorman covenants and agrees that, in consideration of the amounts to be paid and benefits to be provided to Dorman hereunder, for a period of twelve (12) months following the termination of his employment with the Corporations irrespective of the time, manner or cause of said termination, Dorman shall not solicit any employee of the Bank or Bancorp to leave its or their employ or join the employment of, or employ, or permit any business of which he is an owner, partner, substantial shareholder or principal executive to solicit the employment of or employ, any person who is employed by the Bank or Bancorp or has been employed by the Bank or Bancorp within two (2) years prior to the time of such solicitation of employment.

     11.4 Covenants to Survive. The parties hereto agree and acknowledge that except as provided in Section 11.2 above, the terms of this Article 11 and of Article 20 shall survive the termination of this Agreement for any reason whatsoever.

12.  ENTIRE AGREEMENT

     This writing shall constitute the entire Agreement of the parties as to the employment

     This writing shall constitute the entire Agreement of the parties as to the employment and compensation of Dorman by the Corporations, and shall supersede any and all prior agreements and understandings, whether they be oral or in writing.

13.  SEVERABILITY

     If, for any reason, any provision of this Agreqment is held invalid, such invalidity shall not effect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision together with all provisions of this Agreement shall to the full extent consistent with law continue in full force and effect.

14.  AMENDMENT OF AGREEMENT

     This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

15.  WAIVER

     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by a written instrument executed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future nor as to any act other than that specifically waived.

16.  HEADINGS

     Headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

17.  BINDING EFFECT AND GOVERNING LAW

     All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against Dorman and his executors, administrators and heirs and Broad National Bank and Broad National Bancorporation and their respective permitted successors and assigns. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be govemed by the laws of said State.

18.  NO ATTACHMENT

     Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, communication, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt to voluntary or involuntary, to affect any such action shall be null, void and of no effect.

19.  NONASSIGNABILITY

     Neither this Agreement nor any right or interest hereunder shall be assignable by Dorman, his beneficiaries or legal representative without the Corporations' prior written consent; provided, however, that nothing in this
Section 19 shall preclude (a) Dorman from designating a beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators or other legal representatives of Dorman or his estate from assigning any rights hereunder to the person or persons entitled thereto.

20.  CONFIDENTIAL INFORMATION

     20.1 Dorman shall not, directly or indirectly, during the term of his employment hereunder and any time after termination of his employment for any reason, to the detriment of the Corporations, knowingly divulge, disclose, disseminate, publish, reveal or otherwise communicate to any unauthorized person any Confidential Information relating to the Corporations or to any of the businesses operated by them.

     20.2 Dorman confirms that the Confidential Information constitutes the exclusive property of the Corporations. Upon termination of his employment hereunder, Dorman will promptly return to the Corporations all materials (whether prepared by Dorman or others) containing, constituting, embodying or illustrating Confidential Information, and all other property of the Corporations then in his possession or custody.

     20.3 As used in this Article 20, the following terms shall have the following meanings:

          A. The term "Confidential Information" means information disclosed to Dorman or known to Dorman as a consequence of or through his employment by the Corporations and not generally known in the banking industry. Such information includes, but is not limited to, information relating to the Corporations' products, research, developments, accounting, finances, marketing, merchandising and selling, and specifically includes future business plans, client list, applicant list, and training and operating methods and techniques. The term "Confidential Information" does not include information which (I) at the time it was received by Dorman was generally available to the public; (ii) prior to its use by Dorman, becomes generally available to the public through no act or failure of Dorman; (iii) prior to its becoming known to Dorman as a consequence of or through his employment by the Corporations, was otherwise known to Dorman; or (iv) is received by Dorman from a person who is not a party to this Agreement and he was not under an obligation of confidence with respect to such information.

          B. "Materials" includes, but is not limited to, books, notebooks, documents, records, photographs, films, video tapes, audio recordings, discs, diskettes, or other electronic or optical storage media, software and support materials, and similar or other materials.

     20.4 Dorman shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Corporations, or (b) in a manner which is inimical or contrary to the interest thereof.

     IN WITNESS WHEREOF, the Corporations have caused this Agreement to be executed and their respective seals to be affixed hereunto by their duly authorized officers, and Dorman, has signed this Agreement, all as of the date first written above.

     BROAD NATIONAL BANK, a national banking association organized under the laws of the United States of America, hereby acknowledges and agrees to be bound to the extent applicable by the terms of the Employment Agreement dated October 1, 1995 between JOHN A. DORMAN and BROAD NATIONAL BANCORPORATION and guarantees payments and performance of the terms of said agreement to the extent permitted by the laws of New Jersev and the laws of the United States of America.

ATTEST:                         BROAD NATIONAL BANCORPORATION



/s/ Fred S. Campo               By: /s/ Donald M. Karp
Secretary                               Donald M. Karp
                                        Chairman & CEO



ATTEST:                         BROAD NATIONAL BANK



/s/ Fred S. Campo               By: /s/ Donald M. Karp
Secretary                               Donald M. Karp
                                        Chairman & CEO



WITNESS:



/s/ Margaret R. Nurnberger          /s/ John A. Dorman        10/1/95
                                        JOHN A. DORMAN        (Dated)